EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-250209, 333-254403, and 333-263114) pertaining to the 2020 Equity Incentive Plan, 2020 Employee Stock Purchase Plan, and 2022 Inducement Plan of Olema Pharmaceuticals, Inc. of our report dated March 9, 2023, with respect to the consolidated financial statements of Olema Pharmaceuticals, Inc. included in this Annual Report (Form 10-K) of Olema Pharmaceuticals, Inc. for the year ended December 31, 2022.

/s/ Ernst & Young LLP

Iselin, New Jersey

March 9, 2023